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                                                                   EXHIBIT 10.16

                              CONSULTING AGREEMENT


This agreement is made and entered into this 5th day of March, 1999, by and between medibuy.com, Inc. (medibuy), a Delaware Corporation with a principal place of business at 7777 Alvardo Road, La Mesa, California, and Ridgewood Capital, Inc., a Delaware corporation with a principal place of business at 947 Linwood Ave., Ridgewood, NJ 07450.

WHEREAS, as a result of the departure of its chief financial officer, medibuy would benefit from temporary assistance with the management of its financial management during the period that medibuy conducts a search for a replacement; and

WHEREAS, Ridgewood has available, and is willing to make available to medibuy on the terms set forth herein, the financial management services that would be of benefit to medibuy, and medibuy is willing to acquire those services from Ridgewood;

NOW THEREFORE, the parties agree as follows:

1. Services to be Rendered. Ridgewood will supply, and medibuy will accept, such financial management services as medibuy may reasonably require (the Services). The Services are to be rendered on behalf of Ridgewood by Jeffrey Strasberg ("Strasberg").

2. Duration of Services. The Services shall be rendered commencing March 15, 1999 and continue through September 15, 1999.

3. Schedule for Delivering Services. The Services are to be rendered by Strasberg for four days per week, on average, at the offices of medibuy or at such other place as it may direct. Strasberg may provide additional services while traveling or from other locations.

4. Compensation. In consideration of Ridgewood's delivery of the Services to medibuy for the period of March 15, 1999 to September 15, 1999, medibuy shall issue to Ridgewood 7064 shares of medibuy common stock. Fifty percent (50%), or 3532, of such shares shall be issued as of the date of the completion by Strasberg of the first month of services hereunder. An additional ten percent (10%), or 706.4, of such shares shall issue as of the date of the completion by Strasberg of each month of service thereafter. Such stock shall be fully paid and non-assessable upon issuance, but is shall be subject to the investment representation letter attached to this agreement as Appendix A. Ridgewood shall execute and deliver a copy of Appendix A at the time that it begins to deliver services to medibuy. No other compensation shall be due to Ridgewood or Strasberg in respect of the delivery of the Services.

5. Expenses. Ridgewood shall absorb and be responsible for paying all of the expenses incurred by Strasberg in connection with his delivery of the Services
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6.    Confidential Information. Any and all information that Strasberg acquires about medibuy, including its finances, business practices, business plans and operations during the delivery of the Services shall be deemed confidential, and Strasberg shall not share such information with anyone, including Ridgewood or any of its members, employees or representatives, except at the request of, or on the written authorization of, any officer of medibuy or the Chairman of its Board of Directors. Strasberg will execute the proprietary information and inventions agreement that is attached hereto as Appendix B, the terms of which shall be incorporated into this agreement.

7. Nature of Relationship. It is expressly intended by the parties hereto that the relationship of Ridgewood to medibuy created hereby is strictly that of independent contractor. Neither Ridgewood nor Strasberg is, and nothing in this agreement shall be construed to make either of them, an employee of medibuy. To the extent required by law, the compensation paid to Ridgewood hereunder shall be reported on a form 1099 MISC. Ridgewood shall be responsible for payment of all taxes payable as a result of the compensation furnished to it under this agreement.

8. Termination. Either party may terminate this agreement in the event of a breach by the other party. Such termination shall be effective upon the delivery of notice of termination by the party declaring the breach on the party alleged to have breached this agreement. In the event that Ridgewood materially breaches this Agreement, medibuy shall be responsible to issue to Ridgewood only that number of shares to have been issued up to the date of the breach, buy medibuy will have a right to set off against any such amounts owed any damages it has sustained as a result of the breach by Ridgewood. In the event that medibuy breaches this Agreement, Ridgewood shall be entitled to receive all shares provided for as compensation to it under this Agreement.

9. Indemnification. Ridgewood shall indemnify and defend medibuy against, and hold it harmless from, any and all loss, cost, liability, claims, suits and actions, which arise out of or are incurred in connection with, Ridgewood's delivery of the Services and Strasberg's performance of the Services, to the extent caused by such delivery or performance of the Services. This indemnity shall not extend to any liability arising from medibuy's own negligence.

10. Notices. For purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered or Certified Mail, return receipt requested, postage prepaid, addressed as follows:

      If to Ridgewood:        Ridgewood Capital, Inc.
                              947 Linwood Ave.
                              Ridgewood, NJ 07450

                              Attn: Robert Gold
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        If to medibuy:          medibuy.com, Inc.
                                777 Alvarado Road, Suite 401
                                La Mesa, California 91941

                                Attn: The President

or at such other address as either party may have furnished to the other in writing subsequent to the execution of this Agreement.

11. Modifications; Waivers; Applicable Law. No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by an authorized representative of each party.

12. Severability. If any provision of this Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal, or court of competent jurisdiction, such determination shall be considered as a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

13. Successor Rights and Assignment.
This Agreement shall bind, inure to the benefit of and be enforceable by Ridgewood's legal representatives, administrators, successors, and assigns. The rights and obligations of medibuy under this Agreement may be assigned by medibuy, in which event it shall be binding upon, and inure to the benefit of, the person(s) or entity(ies) to whom it is assigned. Ridgewood may not assign its duties hereunder and may not assign any of its rights hereunder without the written consent of medibuy.

IN WITNESS WHEREOF, Ridgewood and medibuy have signed this Agreement on the dates indicated below.

                                        RIDGEWOOD CAPITAL, INC.

Dated: 4/21/99                          By: /s/ ROBERT GOLD
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                                        MEDIBUY.COM, INC.

Dated: 4-21-99                          By: /s/ C. R. SMITH
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